Exhibit 99.1

Contact:
David Baggs, Investor Relations
904-359-4812

Garrick Francis, Corporate Communications
877-835-5279

CSX Corporation announces approval of lawsuit settlement

JACKSONVILLE, Fla., (January 9, 2009) – CSX Corporation (NYSE: CSX) today announced that a federal court in New York has issued an order preliminarily approving a settlement reached by all parties to a civil action brought by plaintiff, Deborah Donoghue, a shareholder of CSX, to recover so-called “short-swing” profits under Section 16(b) of the Securities Exchange Act of 1934 alleged to have been realized by defendants The Children’s Investment Fund and 3G Capital Partners LP in connection with their purchases and sales of CSX securities.  CSX is party to the suit in name only, which was brought for the benefit of CSX.

The parties filed the settlement with the court on December 16, 2008.  The court will hold a hearing on March 5, 2009 at 10 a.m. to determine whether to issue a final order approving the settlement and whether to award a fee to plaintiff’s counsel.  If approved, CSX will receive $10 million from TCI and $1 million from 3G and the defendants and their related parties will be released from claims of violations of Section 16(b) of the Securities Exchange Act.  The settlement provides that counsel for the plaintiff will seek approval by the court for attorney’s fees and costs of up to $550,000, which will be paid from the proceeds of the settlement payable to CSX.

Additional information regarding the settlement is contained in a Form 8-K report filed today by CSX with the Securities and Exchange Commission (“SEC”), and in the Form 8-K report filed by CSX on December 17, 2008 with the SEC. This announcement is available on the company’s website at www.csx.com in the Investors section and on the Form 8-K report filed today with the SEC.

CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s web site, www.csx.com.

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